IF YOU HAVE ALREADY SENT IN YOUR PROXY, PLEASE DISREGARD THIS NOTICE


March 31, 1997

Dear Honeywell Shareholder:

We previously sent to you proxy soliciting material relating to the Annual Meeting of Shareholders to be held on April 15, 1997 at the Wrigley Conference Center in Phoenix, Arizona. According to our latest records we have not received your Proxy.

The issues to be voted on this year are important, and we urge you to give your Proxy immediate consideration and send it in promptly. Your voted and signed Proxy is important, whether your holding is large or small.

A Proxy and return envelope are enclosed for you use and mailing of your executed Proxy to the Company's transfer agent, Chase Mellon Shareholder Services. Thank you for your cooperation.


                                                   SIGURD UELAND
                                           Vice President and Secretary